[Filed pursuant to Rule 433 under the Securities Act of 1933, as amended.]

FINAL TERM SHEET

RFMSI SERIES 2006-S4 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-S4

RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
Depositor
(Commission File No. 333-131201)

RESIDENTIAL FUNDING CORPORATION
Sponsor and Master Servicer

U.S. BANK NATIONAL ASSOCIATION
Trustee

GREENWICH CAPITAL MARKETS, INC.
Lead Underwriter

THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE
SECURITIES  AND EXCHANGE  COMMISSION,  OR SEC,  FOR THE  OFFERING TO WHICH THIS  COMMUNICATION
RELATES.  BEFORE  YOU  INVEST,  YOU  SHOULD  READ THE  BASE  PROSPECTUS  IN THAT  REGISTRATION
STATEMENT  AND  OTHER  DOCUMENTS  THE  DEPOSITOR  HAS  FILED  WITH THE SEC FOR  MORE  COMPLETE
INFORMATION  ABOUT THE DEPOSITOR AND THE  OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE
BY  VISITING  EDGAR ON THE SEC WEB SITE AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY
UNDERWRITER  OR ANY DEALER  PARTICIPATING  IN THE  OFFERING  WILL ARRANGE TO SEND YOU THE BASE
PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1 (800) 422-2006.

THIS TERM SHEET IS NOT REQUIRED  TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED
TO  BE  INCLUDED  IN  THE   PROSPECTUS   AND  THE   PROSPECTUS   SUPPLEMENT  FOR  THE  OFFERED
CERTIFICATES.   THE  INFORMATION  IN  THIS  TERM  SHEET  IS  PRELIMINARY  AND  IS  SUBJECT  TO
COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM SHEET,  IF  CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO
PURCHASE  ANY OF THE  OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION  CONTAINED  IN ANY PRIOR
SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT AND ANY OTHER FREE WRITING  PROSPECTUS  RELATING
TO THOSE OFFERED CERTIFICATES.

THIS TERM SHEET AND THE RELATED TERM SHEET SUPPLEMENT IS NOT AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION
OR SALE IS NOT PERMITTED.

APRIL 25, 2006

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY
        CLASS OF OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE
                     PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We  provide  information  to you  about the  offered  certificates  in three or more  separate documents that provide progressively more detail:

        -      the  related  base  prospectus,  dated April 10,  2006 which  provides  general information, some of which may not apply to the offered certificates;

        -      the term  sheet  supplement,  dated  April 10,  2006,  which  provides  general information  about series of  certificates  issued  pursuant to the depositor's
               "Jumbo A" fixed rate program, or the S Program,  some of which may not apply to the offered certificates; and

        -      this term sheet,  which  describes  terms  applicable to the classes of offered certificates  described herein,  and provides other information  related to the offered certificates.

This  term  sheet  provides  a  very  general   overview  of  certain  terms  of  the  offered
certificates  and does not contain all of the  information  that you should consider in making your  investment  decision.  To  understand  all of  the  terms  of a  class  of  the  offered certificates,  you should read  carefully this document,  the term sheet  supplement,  and the entire base prospectus.

The related base prospectus filed by the depositor has been filed in connection with prior series of certificates issued under the S program, and may be found on, the SEC's website at  www.sec.gov/Archives/edgar/data/774352/000095013606002822/file001.htm.

The registration statement to which this offering relates is Commission File Number
333-131201.

If the description of the offered certificates in this term sheet differs from the description of the senior certificates in the related base prospectus or the term sheet supplement, you should rely on the description in this term sheet.  Defined terms used but not defined herein shall have the meaning ascribed thereto in the term sheet supplement and the related base prospectus.

THE  INFORMATION  IN THIS  TERM  SHEET,  IF  CONVEYED  PRIOR TO THE  TIME OF YOUR  CONTRACTUAL
COMMITMENT TO PURCHASE ANY OF THE  CERTIFICATES,  SUPERSEDES ANY INFORMATION  CONTAINED IN ANY
PRIOR SIMILAR MATERIALS  RELATING TO THE  CERTIFICATES.  THE INFORMATION IN THIS TERM SHEET IS
PRELIMINARY,  AND IS SUBJECT TO  COMPLETION OR CHANGE.  THIS TERM SHEET IS BEING  DELIVERED TO
YOU SOLELY TO PROVIDE YOU WITH  INFORMATION  ABOUT THE OFFERING OF THE  CERTIFICATES  REFERRED
TO IN THIS TERM SHEET AND THE TERM SHEET  SUPPLEMENT  AND TO SOLICIT AN OFFER TO PURCHASE  THE
CERTIFICATES,  WHEN,  AS AND IF  ISSUED.  ANY SUCH OFFER TO  PURCHASE  MADE BY YOU WILL NOT BE
ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL  COMMITMENT  BY YOU TO PURCHASE  ANY OF THE
CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE THE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE  MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE
ISSUING  ENTITY IS NOT OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE
UNDERWRITER'S  OBLIGATION TO DELIVER SUCH  CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS
OF THE  UNDERWRITING  AGREEMENT WITH THE DEPOSITOR AND THE  AVAILABILITY OF SUCH  CERTIFICATES
WHEN,  AS AND IF  ISSUED  BY THE  ISSUING  ENTITY.  YOU ARE  ADVISED  THAT  THE  TERMS  OF THE
CERTIFICATES,  AND THE  CHARACTERISTICS  OF THE  MORTGAGE  LOAN POOL  BACKING  THEM MAY CHANGE
(DUE,  AMONG OTHER THINGS,  TO THE POSSIBILITY  THAT MORTGAGE LOANS THAT COMPRISE THE POOL MAY
BECOME  DELINQUENT  OR  DEFAULTED  OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR OR DIFFERENT
MORTGAGE LOANS MAY BE ADDED TO THE POOL, AND THAT ONE OR MORE CLASSES OF  CERTIFICATES  MAY BE
SPLIT,  COMBINED OR  ELIMINATED),  AT ANY TIME PRIOR TO ISSUANCE  OR  AVAILABILITY  OF A FINAL
PROSPECTUS.   YOU  ARE   ADVISED   THAT   CERTIFICATES   MAY  NOT  BE  ISSUED  THAT  HAVE  THE
CHARACTERISTICS  DESCRIBED  IN THESE  MATERIALS.  THE  UNDERWRITER'S  OBLIGATION  TO SELL SUCH
CERTIFICATES  TO  YOU IS  CONDITIONED  ON THE  MORTGAGE  LOANS  AND  CERTIFICATES  HAVING  THE
CHARACTERISTICS  DESCRIBED IN THESE  MATERIALS.  IF FOR ANY REASON THE ISSUING ENTITY DOES NOT
DELIVER SUCH  CERTIFICATES,  THE  UNDERWRITER  WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY
NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION  TO YOU TO DELIVER  ALL OR ANY  PORTION OF THE
CERTIFICATES  WHICH YOU HAVE  COMMITTED  TO PURCHASE,  AND NONE OF THE ISSUING  ENTITY NOR ANY
UNDERWRITER  WILL BE LIABLE FOR ANY COSTS OR  DAMAGES  WHATSOEVER  ARISING  FROM OR RELATED TO
SUCH NON-DELIVERY.

NEITHER  THE  ISSUER  OF  THE  CERTIFICATES  NOR  ANY OF ITS  AFFILIATES  PREPARED,  PROVIDED,
APPROVED OR VERIFIED ANY STATISTICAL OR NUMERICAL  INFORMATION PROVIDED HEREIN,  ALTHOUGH THAT
INFORMATION MAY BE BASED IN PART ON LOAN LEVEL DATA PROVIDED BY THE ISSUER OR ITS AFFILIATES.

RISK FACTORS

The offered  certificates are not suitable investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you understand the  prepayment, credit,  liquidity and market risks associated with that class.  The offered  certificates are complex  securities.  You  should  possess,  either  alone  or  together  with  an  investment advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet, the term sheet  supplement  and the related base  prospectus for the offered  certificates  in the  context  of your  financial  situation  and  tolerance  for risk.  You  should  carefully consider,  among other  things,  all of the  applicable  risk factors in  connection  with the purchase  of any class of the  offered  certificates  listed  in the  section  entitled  "Risk
Factors" in the term sheet supplement.

This is an Excess Transaction as described in the term sheet supplement.

                                           SUMMARY

   The following summary provides a brief description of material aspects of this offering and does not contain all of the information that you should consider in making your investment decision.  To understand all of the terms of the offered certificates, you should read carefully this entire document and the related prospectus.

Issuing entity......................    RFMSI Series 2006-S4 Trust.

Title of securities.................    Mortgage Pass-Through Certificates, Series 2006-S4.

Depositor...........................    Residential  Funding  Mortgage  Securities I, Inc., an
                                        affiliate  of  Residential  Funding  Corporation,   or
                                        Residential Funding.

Master servicer and sponsor.........    Residential Funding Corporation.

Subservicers........................    HomeComings  Financial  Network,  Inc., a wholly-owned
                                        subsidiary of Residential  Funding  Corporation,  will
                                        subservice  approximately 85.5% of the mortgage loans,
                                        by stated principal balance.

Trustee.............................    U.S. Bank National Association.

Originators.........................    HomeComings  Financial  Network,  Inc., a wholly-owned
                                        subsidiary   of   Residential   Funding   Corporation,
                                        originated  approximately 42.4% of the mortgage loans,
                                        by stated principal  balance,  Wachovia Mortgage Corp.
                                        sold  approximately  13.5% of the mortgage  loans,  by
                                        stated  principal  balance and First Savings  Mortgage
                                        Corp. sold approximately  10.3% of the mortgage loans,
                                        by stated  principal  balance to  Residential  Funding
                                        Corporation.

Mortgage pool.......................    675  fixed  rate  mortgage  loans  with  an  aggregate
                                        principal balance of approximately  $313,917,718 as of
                                        the  cut-off  date,  secured by first liens on one- to
                                        four-family residential properties.

Cut-off date........................    April 1, 2006.

Closing date........................    On or about April 27, 2006.

Distribution dates..................    Beginning on May 25, 2006 and  thereafter  on the 25th
                                        of each month or, if the 25th is not a  business  day,
                                        on the next business day.

Final scheduled distribution date...    April 25,  2036.  The actual final  distribution  date
                                        could be  substantially  earlier.  See "Certain  Yield
                                        and   Prepayment   Considerations"   in  the   related
                                        prospectus supplement.

Form of certificates................    Book-entry:   Class  A   Certificates   and   Class  M
                                        Certificates.

                                        Physical:  Class R Certificates.

                                        See "Description of the  Certificates--General"  in the
                                        related prospectus supplement.

Minimum denominations...............    Class A  (other  than  the  Class  A-4  Certificates),
                                        Class  A-P  and  Class  M-1  Certificates:   $100,000.
                                        Class A-4  Certificates:  $1,000,000  notional amount.
                                        Class M-2  Certificates  and  Class M-3  Certificates:
                                        $250,000.    Class   A-V   Certificates:    $2,000,000
                                        notional   amount.    Class   R   Certificates:    20%
                                        percentage interests.

Legal investment....................    When  issued,  the  Class  A,  Class R and  Class  M-1
                                        Certificates  will, and the Class M-2 Certificates and
                                        Class M-3 Certificates  will not, be "mortgage related
                                        securities"  for  purposes of the  Secondary  Mortgage
                                        Market Enhancement Act of 1984, as amended, or SMMEA.

                                        See  "Legal  Investment"  in  the  related  prospectus
                                        supplement  and  "Legal  Investment  Matters"  in  the
                                        related prospectus.

ERISA considerations................    Subject  to  the   considerations   described  in  the
                                        related   prospectus    supplement,    the   Class   A
                                        Certificates  and Class M Certificates are expected to
                                        be   considered   eligible  for  purchase  by  persons
                                        investing   assets  of  employee   benefit   plans  or
                                        individual  retirement accounts.  Sales of the Class R
                                        Certificates to such plans or retirement  accounts are
                                        prohibited,   except   as   permitted   under   "ERISA
                                        Considerations" in the related prospectus supplement.

                                        See "ERISA  Considerations"  in the related prospectus
                                        supplement and in the related prospectus.

                                          OFFERED CERTIFICATES
---------------------------------------------------------------------------------------------------------
CLASS          PASS-THROUGH            INITIAL          INITIAL                 DESIGNATIONS
                                                         RATING
                                                      (STANDARD &
                                     CERTIFICATE     POOR'S/FITCH)
                   RATE           PRINCIPAL BALANCE       (1)
--------------------------------- ------------------ --------------- ------------------------------------
CLASS A CERTIFICATES:
---------- ---------------------- ------------------ --------------- ------------------------------------
A-1                6.00%                $77,887,000     AAA/AAA             Senior/TAC/Accretion /
                                                                              Directed/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-2                6.00%                $40,000,000     AAA/AAA             Senior/PAC/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-3                5.50%                $94,464,000     AAA/AAA             Senior/PAC/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-4                6.00%                   Notional     AAA/AAA       Senior/Interest Only/PAC/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-5                6.00%                $40,487,000     AAA/AAA              Senior/PAC/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-6                6.00%                 $4,635,000     AAA/AAA              Senior/PAC/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-7                6.00%                $30,300,000     AAA/AAA        Super Senior/Lockout/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-8                6.00%                 $9,494,000     AAA/AAA       Senior/Companion/Accrual/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
                                                                         Senior/TAC/Accrual/Accretion
A-9                6.00%                 $1,997,000     AAA/AAA               Directed/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-10               6.00%                 $1,092,000     AAA/AAA      Senior Support/Lockout/ Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
A-P                 0.00%                $2,574,100     AAA/AAA             Senior/Principal Only
---------- ---------------------- ------------------ --------------- ------------------------------------
A-V            Variable Rate               Notional     AAA/AAA      Senior/Interest Only/Variable Rate
--------------------------------- ------------------ --------------- ------------------------------------
Total Class A Certificates:            $302,930,100
--------------------------------- ------------------ --------------- ------------------------------------
CLASS R CERTIFICATES:
---------- ---------------------- ------------------ --------------- ------------------------------------
R-I             6.00%                         $50       AAA/AAA          Senior/Residual/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
R-II            6.00%                         $50       AAA/AAA          Senior/Residual/Fixed Rate
--------------------------------- ------------------ --------------- ------------------------------------
Total senior certificates:             $302,930,200
--------------------------------- ------------------ --------------- ------------------------------------
CLASS M CERTIFICATES:
---------- ---------------------- ------------------ --------------- ------------------------------------
M-1               6.00%                  $5,964,500      NA/AA              Mezzanine/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
M-2               6.00%                  $1,883,600       NA/A              Mezzanine/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
M-3               6.00%                  $1,255,700      NA/BBB             Mezzanine/Fixed Rate
--------------------------------- ------------------ --------------- ------------------------------------
Total Class M Certificates:              $9,103,800
--------------------------------- ------------------ --------------- ------------------------------------
Total offered certificates:            $312,034,000
---------------------------------------------------------------------------------------------------------
                                      NON-OFFERED CERTIFICATES(2)
--------------------------------- ------------------ --------------- ------------------------------------
CLASS B CERTIFICATES:
---------- ---------------------- ------------------ --------------- ------------------------------------
B-1               6.00%                    $627,900      NA/BB             Subordinate/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
B-2               6.00%                    $627,900       NA/B             Subordinate/Fixed Rate
---------- ---------------------- ------------------ --------------- ------------------------------------
B-3               6.00%                    $627,918      NA/NA             Subordinate/Fixed Rate
--------------------------------- ------------------ --------------- ------------------------------------
Total Class B Certificates:              $1,883,718
--------------------------------- ------------------ --------------- ------------------------------------
Total offered and
non-offered certificates:              $313,917,718
--------------------------------- ------------------ --------------- ------------------------------------

(1)     See "Ratings" in the related prospectus supplement.

(2)     The information presented for non-offered certificates is provided solely to assist your understanding of the offered certificates.

OTHER INFORMATION:

The aggregate initial principal balance of the offered and non-offered certificates shown above may not equal the sum of the principal balances of those certificates as listed above due to rounding.  Only the offered certificates are offered for sale pursuant to the prospectus supplement and the related prospectus.  The non-offered certificates will be sold by the depositor in a transaction exempt from registration under the Securities Act of 1933, as amended.

CLASS A-V CERTIFICATES:

Variable Rate:  The interest rate payable with respect to the Class A-V Certificates varies according to the weighted average of the excess of the mortgage rate on each mortgage loan, net of the applicable master servicing fee rate and subservicing fee rate, over 6.00%.  On each monthly distribution date, holders of Class A-V Certificates will be entitled to receive interest at a rate equal to the current weighted average of the mortgage rates on the mortgage loans minus the applicable master servicing fee rate, subservicing fee rate and
6.00%, provided that the interest rate will not be less than zero.

The Class A-V Certificates do not have a certificate principal balance.  For the purpose of calculating interest payments, interest will accrue on a notional amount equal to the aggregate stated principal balance of the mortgage loans, which is initially equal to approximately $313,917,718.

The stated principal balance of any mortgage loan as of any date is equal to its scheduled principal balance as of the cut-off date, reduced by all principal payments received with respect to such loan that have been previously distributed to certificateholders and any losses realized with respect to such loan that have been previously allocated to certificateholders.  In addition, if a mortgage loan has been modified the stated principal balance would be increased by the amount of any interest or other amounts owing on the mortgage loan that has been capitalized in connection with such modification.

CLASS A-4 CERTIFICATES:

The Class A-4  Certificates do not have a certificate  principal  balance.  For the purpose of calculating  interest  payments,  interest will accrue on a notional amount equal to 1/12th of the certificate  principal  balance of the Class A-3  Certificates.  Initially,  this notional amount is equal to $7,872,000.

PAY RULES:
SENIOR PAY RULES
Accruals:
1.  Pay the Class A-8 accrual as follows:
                    a)  Pay TACs to schedule (155 PSA):
                           (1)  Pay the Class A-1 until retired.
                           (2)  Pay the Class A-9 until retired.
                    b)  Pay A8

Principal Distribution:
1.  Pay the Class R until retired.
2.  Pay the Class A-7 and the Class A-10 pro rata the Priority
Amount
3.  Pay PACs to schedule (125-300):
                    a)  Pay the Class A-2 and the Class A-3 pro
                        rata until retired.
                    b)  Pay the Class A-5 until retired.
                    c)  Pay the Class A-6 until retired.
4.  Pay TACs to schedule (155 PSA):
                    a)  Pay the Class A-1 until retired.
                    b)  Pay the Class A-9 until retired
5.  Pay the Class A-8 until retired.
6.  Pay the Class A-1 and the Class A-9 sequentially until
retired.
7.  Pay the Class A-2 and the Class A-3 pro rata until retired.
8.  Pay the Class A-5 and the Class A-6 sequentially until
retired.
9.  Pay the Class A-7 and the Class A-10 pro rata until retired.

Notional Balances
The Class A-4 reduces with the Class A-3 (1/12th).

Super Senior Class
The Class A-10 supports the Class A-7.

DEFINITIONS:

PRIORITY AMOUNT
The Priority Amount equals the sum of:
(i) the product of (A) Scheduled
Amortization, (B) the Shift Percentage and
(C) the Priority Percentage, and
(ii) the product of (A) Unscheduled
Amortization, (B) the Prepay Shift Percentage
and (C) the Priority Percentage.

SHIFT PERCENTAGE
The Shift Percentage equals the following percentages for the periods below:
Months 1 to 60                                                   0%
Month 61 and after                                             100%

PREPAY SHIFT PERCENTAGE
The Prepay  Shift Percentage equals the following percentages for the periods below:
Months 1-60                                                      0%
Months 61-72                                                    30%
Months 73-84                                                    40%
Months 85-96                                                    60%
Months 97-108                                                   80%
Months 109 and on                                              100%

PRIORITY PERCENTAGE
The Priority Percentage is equal to:
the Class A-7 Balance plus the Class A-10
Balance divided by the Non-PO Collateral
Balance.

CREDIT ENHANCEMENT

Credit  enhancement for the Senior  Certificates  will be provided by the subordination of the
Class  M and  Class  B  Certificates,  as and to  the  extent  described  in  the  term  sheet supplement.  Most  realized  losses on the  mortgage  loans will be allocated to the Class B-3
Certificates,  then to the Class B-2 Certificates,  then to the Class B-1  Certificates,  then the Class M-3  Certificates,  then to the  Class M-2  Certificates,  and then to the Class M-1
Certificates,  to the extent  such Class has a  certificate  principal  balance  greater  than zero. When this occurs,  the certificate  principal  balance of the Class to which the loss is allocated is reduced, without a corresponding payment of principal.

If the  aggregate  certificate  principal  balance of the  Subordinate  Certificates  has been
reduced  to  zero,   losses  on  the  mortgage  loans  will  be  allocated  among  the  Senior
Certificates in accordance with their respective remaining  certificate  principal balances or accrued interest, subject to the special rules described in the term sheet supplement.

Not all losses  will be  allocated  in the  priority  described  above.  Losses due to natural disasters  such as floods and  earthquakes,  fraud in the  origination  of a mortgage loan, or some losses  related to the  bankruptcy  of a mortgagor  will be allocated as described in the preceding  paragraphs  only up to  specified  amounts.  Losses of these types in excess of the
specified   amounts  and  losses  due  to  other   extraordinary   events  will  be  allocated
proportionately  among all outstanding  Classes of  certificates  except as stated in the term sheet supplement.  Therefore,  the Subordinate  Certificates do not act as credit  enhancement for the Senior Certificates for these losses.

See "Description of the  Certificates--Allocation  of Losses;  Subordination" in the term sheet supplement.

ADVANCES

For any  month,  if the Master  Servicer  does not  receive  the full  scheduled  payment on a mortgage  loan,  the Master  Servicer  will advance funds to cover the amount of the scheduled payment  that was not made.  However,  the  Master  Servicer  will  advance  funds  only if it determines  that the advance will be recoverable  from future  payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any  distribution  date  on  which  the  aggregate  outstanding  principal  balance  of the mortgage  loans as of the  related  determination  date is less  than  10% of their  aggregate stated  principal  balance as of the cut-off  date,  the master  servicer may, but will not be required to:

        o      purchase from the trust all of the remaining  mortgage loans,  causing an early retirement of the certificates; or

        o      purchase all of the certificates.

Under either type of optional purchase,  holders of the outstanding  certificates are entitled to receive the  outstanding  certificate  principal  balance of the  certificates in full with accrued interest,  as and to the extent described in the term sheet supplement.  However,  any optional  purchase of the  remaining  mortgage  loans may result in a shortfall to the holders of the  most  subordinate  Classes  of  certificates  outstanding,  if the  trust  then  holds properties  acquired from  foreclosing  upon defaulted loans. In either case, there will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See  "Pooling  and  Servicing  Agreement--Termination"  in the term sheet  supplement  and "The
Pooling  and  Servicing  Agreement--Termination;  Retirement  of  Certificates"  in the related prospectus.